Exhibit 99.1

OPTIMER PHARMACEUTICALS REGAINS NORTH AMERICAN RIGHTS TO DIFIMICIN

SAN DIEGO, CA – February 27, 2007 – Optimer Pharmaceuticals, Inc. (Nasdaq: OPTR) announced today that the company has regained North American rights to Difimicin (PAR-101/OPT-80) from Par Pharmaceutical Companies, Inc.  Difimicin is the company’s lead antibiotic product candidate for the treatment of Clostridium difficile-associated diarrhea, or CDAD.  With this buy-back transaction, the collaboration agreement between the two companies dated April 29, 2005, is no longer effective.

“We are very excited about holding the world-wide rights to Difimicin. Not only will Difimicin potentially fulfill an unmet need for CDAD, this acquisition will allow us to maximize our commercialization initiatives,” stated Michael N. Chang, PhD, President and CEO of Optimer. “In regaining North American rights to Difimicin, we now have the opportunity to fully deploy a specialty anti-infectives sales force in the United States to market both of our lead anti-infective products, Difimicin and Prulifloxacin, assuming eventual approval of both products.”

Optimer is currently conducting a Phase 2b/3 clinical trial in North America.  The second pivotal Phase 3 trial will be conducted in Europe and North America and is anticipated to begin by April 2007.  These trials will compare the safety and efficacy of Difimicin to Vancocin® (oral vancomycin), which is currently the only FDA-approved drug for the treatment of CDAD.

Under the terms of the buy-back agreement, Optimer has paid Par a one-time $20.0 million upfront payment.   Also, under the terms of the agreement, Optimer is obligated to pay Par a one-time $5.0 million milestone payment upon the earliest to occur of three events and single-digit royalties for a period of seven years assuming successful commercialization of Difimicin.

About Optimer

Optimer Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer currently has two late-stage anti-infective product candidates.  Difimicin (OPT-80) is being developed for the treatment of Clostridium difficile-associated diarrhea, the most common hospital-acquired diarrhea.  Prulifloxacin (OPT-99) is an antibiotic currently in a Phase 3 trial for the treatment of travelers’ diarrhea, a form of infectious diarrhea. For more Company information go to www.optimerpharma.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to Difimicin, CDAD, and the timing of Clinical Trials.   Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward- looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of our product research and development programs, the timing and status of our preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.